Exhibit 99.1

             BRE PROPERTIES DECLARES COMMON AND PREFERRED DIVIDENDS

    SAN FRANCISCO, May 19 /PRNewswire-FirstCall/ -- BRE PROPERTIES, INC. (NYSE:
BRE) today announced its board of directors approved regular common and preferred stock dividends for the quarter ending June 30, 2005. All common and preferred dividends will be payable on Thursday, June 30, 2005 to shareholders of record on June 15, 2005.

    The quarterly common dividend payment of $0.50 is equivalent to $2.00 per common share on an annualized basis, and represents a yield of approximately 5.1% on yesterday's closing price of $39.42 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company's founding in 1970.

    The 8.08% Series B preferred dividend is $0.505 per share; the 6.75% Series C preferred dividend is $0.421875 per share; and the 6.75% Series D preferred dividend is $0.421875 per share.

    About BRE Properties

    BRE Properties -- a real estate investment trust -- develops, acquires and manages apartment communities convenient to its residents' work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 85 apartment communities totaling 24,006 units in California, Arizona, Washington and Colorado. The company currently has nine other properties in various stages of development and construction, totaling 2,339 units, and joint venture interests in two additional apartment communities, totaling 488 units

SOURCE  BRE Properties, Inc.
    -0-                             05/19/2005
    /CONTACT:  Investors: Edward F. Lange, Jr., +1-415-445-6559, or Media:
Thomas E. Mierzwinski, +1-415-445-6525, both of BRE Properties, Inc./
    /Web site:  http://www.breproperties.com /